Exhibit 99.1

AWBC – Q1 2005 Earnings

April 25, 2005

AMERICANWEST BANCORPORATION

CONTACT:	Robert M. Daugherty	President and CEO
	C. Tim Cassels	Chief Financial Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES 2005 FIRST QUARTER RESULTS

Spokane, Washington – April 25, 2005 – AmericanWest Bancorporation (Nasdaq:AWBC) today announced that net income for the first quarter of 2005 was $3.1 million, or $0.30 per diluted share compared to $3.5 million or $0.34 per diluted share for the first quarter of 2004.

“The first quarter represents a return to core operations for the company,” said Robert M. Daugherty, President and Chief Executive Officer. “On a pretax basis, our performance was on par with the first quarter of 2004. We are striving to improve our performance as we return to our community banking foundation.”

LOAN GROWTH AND CREDIT QUALITY:

Consistent with the Company’s expectations, gross loans at March 31, 2005 were $907.5 million, a decrease of 2.2% compared to $927.9 million at December 31, 2004.

“We expect to have flat loan growth during the first half of 2005 as we refocus our credit culture in combination with our normal seasonality,” said Mr. Daugherty.

The decrease in loans primarily relates to decreases in commercial real estate loans, agricultural loans, real estate construction and installment loans. These decreases were offset by increases in commercial and industrial loans and bankcards and other loans. Commercial real estate loans, commercial and industrial loans, and agricultural loans comprised 88.5% of the gross loan portfolio at March 31, 2005, and 88.1% of the gross loan portfolio at December 31, 2004.

Total nonperforming loans were $31.4 million or 3.5% of total gross loans at March 31, 2005, compared to $24.3 million or 2.6% of total gross loans at December 31, 2004. The Company’s total nonperforming assets, including foreclosed real estate and other foreclosed assets, were $33.3 million or 3.3% of total assets at March 31, 2005 compared to $28.5 million or 2.7% of total assets at December 31, 2004. The increase was primarily due to the placing of one commercial real estate loan in the amount of $4.8 million in nonperforming assets during the first quarter of 2005. Foreclosed real estate and other foreclosed assets decreased more than $2.2 million at March 31, 2005 compared to December 31, 2004 due to the sale of property.

AWBC – Q1 2005 Earnings

April 25, 2005

“Improving the credit quality of our portfolio remains our primary focus,” said Mr. Daugherty. “We are aggressively addressing any credit deterioration and have enhanced our credit process for all new loans. We are excited about the progress we are making addressing our credit issues. In addition to our reduction in foreclosed real estate and other foreclosed assets of more than $2.2 million in the first quarter, we entered into contracts that will reduce our nonperforming assets by an additional $7.5 million subsequent to quarter end without any additional provisions.”

Allowance for loan losses was $16.9 million for March 31, 2005, compared to $18.5 million at December 31, 2004. The allowance constituted 1.86% and 1.99% of total gross loans at March 31, 2005 and December 31, 2004, respectively. Provision for loan losses for the three months ended March 31, 2005 was $1.1 million compared to $1.0 million for the three months ended March 31, 2004.

DEPOSIT GROWTH:

At March 31, 2005, deposits were $856.8 million, down 4.2% from $894.8 million at December 31, 2004. The decrease from December 31, 2004 is due mainly to a decrease in interest bearing deposits offset by an increase in demand deposits. The cost of deposits increased to 1.94% for the quarter ended March 31, 2005, as compared to 1.74% for the quarter ended March 31, 2004, due to higher interest rates and the change in deposit mix.

“We initiated a deposit campaign in March, the first in a long time for the Company, that we expect to increase our transaction accounts in the remainder of 2005,” said Mr. Daugherty. “Retail banking will be an emphasis for us in 2005 and the years to follow.”

NET INTEREST MARGIN:

Net interest margin decreased to 5.87% for the first quarter of 2005, compared to 6.20% for the first quarter of 2004 on a tax effected basis for nontaxable assets. This decrease was due to a decrease in loan yields and an increase in deposit costs which were partially offset by a reduction in borrowing costs.

Net interest income decreased 2.6% to $13.7 million for the three months ended March 31, 2005, as compared to $14.1 million for the three months ended March 31, 2004. This decrease was due to an increase in interest expense on deposits and borrowings and a decrease in interest income from securities which were partially offset by the interest income received on loans.

NONINTEREST INCOME AND EXPENSE:

Noninterest income was $1.6 million for the three months ended March 31, 2005, an increase from $1.5 million for the three months ended March 31, 2004. This slight increase is due mainly to increases in the cash surrender value of bank owned life insurance.

Noninterest expense decreased to $9.5 million for the three months ended March 31, 2005 from $10.0 million for the three months ended March 31, 2004. The decrease in noninterest expense was primarily due to decreases in foreclosed real estate and other foreclosed assets expenses which were partially offset by occupancy and equipment expenses. The occupancy expenses increases are due mainly to escalation clauses in existing lease agreements and a leased building in downtown Spokane for the corporate headquarters.

AWBC – Q1 2005 Earnings

April 25, 2005

INCOME TAXES:

Income tax expense for the quarter ended March 31, 2005 increased as a percentage of income before the provision for income taxes to 33.3% from 24.3% for the quarter ended March 31, 2004. The increase in the effective tax rate is due to the effect of rehabilitation tax credits recognized during 2004 which decreased the tax expense for the period.

AmericanWest Bancorporation is a community bank holding company with 42 locations in Eastern and Central Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

FORWARD LOOKING STATEMENTS:

This press release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements about the financial condition, results of operations, credit performance, and reduction of nonperforming loans of the Company. Such forward looking statements include the expectation that the Company will have flat loan growth during the first half of 2005 and that transaction accounts will increase during the remainder of 2005. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movement may cause, changes in the demographic make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.

AWBC – Q1 2005 Earnings

April 25, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	3/31/2005	3/31/2004	$ Change	% Change
Statement of Income Data
Interest Income
Interest and fees on loans	$16,983	$16,816	$167	1.0%
Interest on securities	343	458	$(115)	-25.1%
Other interest income	10	32	$(22)	-68.8%

Total Interest Income	17,336	17,306	$30	0.2%

Interest Expense
Interest on deposits	3,027	2,901	$126	4.3%
Interest on borrowings	568	297	$271	91.2%

Total Interest Expense	3,595	3,198	$397	12.4%

Net Interest Income	13,741	14,108	$(367)	-2.6%
Provision for loan losses	1,075	1,000	$75	7.5%

Net Interest Income After Provision for Loan Losses	12,666	13,108	$(442)	-3.4%

Noninterest Income
Fees and service charges	1,123	1,133	$(10)	-0.9%
Other	442	406	$36	8.9%

Total Noninterest Income	1,565	1,539	$26	1.7%

Noninterst Expense
Salaries and employee benefits	5,549	5,591	$(42)	-0.8%
Occupancy expense, net	1,045	755	$290	38.4%
Equipment expense	804	679	$125	18.4%
State business and occupation tax	223	208	$15	7.2%
Foreclosed real estate and other foreclosed assets expense	66	819	$(753)	-91.9%
Other	1,839	1,920	$(81)	-4.2%

Total Noninterest Expense	9,526	9,972	$(446)	-4.5%

Income Before Provision for Income Tax	4,705	4,675	$30	0.6%

Provision for Income Tax	1,566	1,138	$428	37.6%

Net Income	$3,139	$3,537	$(398)	-11.3%

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AWBC – Q1 2005 Earnings

April 25, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition

	3/31/2005	12/31/2004	$ Change	% Change
Assets
Cash and due from banks	$21,417	$26,915	$(5,498)	-20.4%
Overnight interest bearing deposits with other banks	1,737	2,302	$(565)	-24.5%

Cash and cash equivalents	23,154	29,217	$(6,063)	-20.8%

Securities	33,318	33,886	$(568)	-1.7%

Loans, net of allowance for loan losses of $16,923 and $18,475, respectively	890,600	909,255	$(18,655)	-2.1%

Accrued interest receivable	6,534	6,520	$14	0.2%
Premises and equipment, net	24,183	23,955	$228	1.0%
Foreclosed real estate and other foreclosed assets	1,940	4,201	$(2,261)	-53.8%
Life insurance and salary continuation assets	19,115	18,912	$203	1.1%
Goodwill	12,050	12,050	$—	0.0%
Intangible assets	2,579	2,642	$(63)	-2.4%
Other assets	7,085	8,356	$(1,271)	-15.2%

Total Assets	$1,020,558	$1,048,994	$(28,436)	-2.7%

Liabilities
Noninterest bearing demand deposits	$175,698	$169,579	$6,119	3.6%
Interest bearing deposits:
NOW and savings accounts	425,266	452,357	$(27,091)	-6.0%
Time, $100,000 and over	107,807	123,006	$(15,199)	-12.4%
Other time	148,068	149,856	$(1,788)	-1.2%

Total Deposits	856,839	894,798	$(37,959)	-4.2%

Short-term borrowings	31,319	24,539	$6,780	27.6%
Long-term borrowings	4,260	5,668	$(1,408)	-24.8%
Capital lease obligations	404	416	$(12)	-2.9%
Subordinated debentures	10,310	10,310	$—	0.0%
Accrued interest payable	1,028	1,000	$28	2.8%
Other liabilities	7,424	7,188	$236	3.3%

Total Liabilities	911,584	943,919	$(32,335)	-3.4%

Stockholders’ Equity
Common stock	101,866	100,812	$1,054	1.0%
Retained earnings	7,196	4,057	$3,139	77.4%
Accumulated other comprehensive income, net of tax	(88)	206	$(294)	-142.7%

Total Stockholders’ Equity	108,974	105,075	$3,899	3.7%

Total Liabilities and Stockholders’ Equity	$1,020,558	$1,048,994	$(28,436)	-2.7%

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AWBC – Q1 2005 Earnings

April 25, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	3/31/2005	3/31/2004
Share Data
Basic earnings per share	$0.30	$0.35
Diluted earnings per share	$0.30	$0.34
Basic weighted average shares outstanding	10,338,025	10,150,470
Diluted weighted average shares outstanding	10,490,197	10,505,234

	Three Months Ended
	3/31/2005	3/31/2004
Financial Ratios, annualized
Return on average assets	1.21%	1.42%
Return on average equity	11.68%	14.52%
Efficiency ratio	62.24%	63.73%
Noninterest expenses to average assets	3.68%	4.01%
Net interest margin to average earning assets	5.87%	6.20%

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AWBC – Q1 2005 Earnings

April 25, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	3/31/2005	12/31/2004
Loan Portfolio:
Commercial real estate	$488,038	$497,253
Commercial and industrial	199,657	197,912
Agricultural	115,176	122,735
Real estate construction	42,851	45,908
Real estate mortgage	32,577	32,703
Installment	19,989	22,454
Bankcards and other	9,211	8,909

Total loans, gross	$907,499	$927,874

Allowance for loan losses	(16,923)	(18,475)
Deferred loan fees, net of deferred costs	24	(144)

Total loans, net	$890,600	$909,255

	Three Months Ended
	3/31/2005	3/31/2004
Allowance for loan losses:
Balance, beginning of period	$18,475	$12,453
Provision for loan losses	1,075	1,000
Net charge-offs	(2,627)	(948)

Balance, end of period	$16,923	$12,505

Allowance for loan loss to total loans	1.86%	1.35%

	3/31/2005	12/31/2004
Nonperforming assets:
Accruing loans over 90 days past due	$46	$53
Nonaccrual loans	31,314	24,222

Total nonperforming loans	$31,360	$24,275

Foreclosed real estate and other foreclosed assets	1,940	4,201

Total nonperforming assets	$33,300	$28,476

Ratio of total nonperforming assets to total assets	3.26%	2.71%
Ratio of total nonperforming loans to total gross loans	3.46%	2.62%
Ratio of allowance for loan loss to nonperforming loans	53.96%	76.11%

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AWBC – Q1 2005 Earnings

April 25, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended March 31,
	2005			2004
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans, gross	$919,350	$16,983	7.49%	$864,428	$16,816	7.82%
Taxable Investments	25,867	252	3.95%	31,772	367	4.65%
Nontaxable Investments	8,723	138	6.42%	8,873	137	6.21%
Overnight deposits with other banks	1,857	10	2.18%	11,019	32	1.17%

Total earning assets	955,797	$17,383	7.38%	916,092	$17,352	7.62%

Other assets	79,541			77,444

Total assets	$1,035,338			$993,536

Liabilities
Interest bearing deposits	$687,516	$3,027	1.79%	$706,206	$2,901	1.65%
Borrowings	64,095	568	3.59%	31,994	297	3.73%

Total interestbearing liabilities	751,611	$3,595	1.94%	738,200	$3,198	1.74%

Noninterest bearing deposits	167,729			151,106
Other liabilities	8,506			6,780

Total liabilities	927,846			896,086

Stockholders’ equity	107,492			97,450

Total liabilities and stockholders’ equity	$1,035,338			$993,536

Net interest income and spread			5.44%			5.88%

Net interest margin to average earnings assets			5.87%			6.20%